Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2011 FOURTH

QUARTER AND YEAR END EARNINGS

OAKLAND, MARYLAND—March 12, 2012: First United Corporation (NASDAQ: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders of $2.0 million for the year ended December 31, 2011, compared to a net loss attributable to common shareholders of $11.8 million for the same period of 2010. Basic and diluted net income per common share for the year ended December 31, 2011 were $.33, compared to basic and diluted net loss per common share of $1.91 for the same period of 2010. The Corporation’s annualized returns on average assets and average shareholders’ equity were .24% and 3.71%, respectively, compared to (.58%) and (10.10%), respectively, for the same period of 2010.

Consolidated net income available to common shareholders for the fourth quarter of 2011 was $.4 million and basic and diluted net income per common share was $.07, compared to a net loss attributable to common shareholders of $4.9 million and basic and diluted net loss per common share of $.79 for the fourth quarter of 2010. Provision expense for the fourth quarter of 2011 was $3.2 million compared to $5.1 million for the fourth quarter of 2010.

Financial Highlights Comparing 2011 and 2010:

•	$6.6 million reduction in the provision for loan loss expense, primarily due to a leveling in the credit quality of our loan portfolio.

•	Significant reduction in total other-than-temporary impairment (“OTTI”) charges, from $8.4 million in 2010 to $19,000 in 2011, which resulted from improvements in the underlying bank collateral.

•	Increase in the net interest margin, on a fully-tax equivalent (“FTE”) basis, from 2.71% for 2010 to 2.96% for 2011, which was driven primarily by the strategic plan to reduce cash levels by paying off certain liabilities that matured during 2011 and to change the composition of our deposit mix, focusing on lower cost core deposits.

•	1.6% decline in other operating income offset by a 7.1% decrease in other operating expenses.

•	Decrease in the ratio of the allowance for loan losses to loans outstanding, from 2.19% as of December 31, 2010 to 2.08% as of December 31, 2011.

According to William B. Grant, Chairman, Chief Executive Officer and President, “I am pleased to report that First United Corporation returned to profitability in 2011. As noted in previous reports, our Company was negatively impacted by the deep recession that began in 2008. A combination of improving economic trends and relentless execution by the associates of the Company has resulted in a move towards improved earnings.”

Balance Sheet Overview

Total assets were $1.39 billion at December 31, 2011, a decrease of $305.6 million (18.0%) from assets at December 31, 2010. The decrease resulted from a strategic decision to right-size our balance sheet to better reflect our current capital levels. During this time period, cash and interest-bearing deposits in banks decreased $234.2 million, our investment portfolio increased $15.3 million, and gross loans decreased $38.6 million, net of the sale of $32.5 million of the indirect auto portfolio during the second quarter of 2011. Total liabilities decreased by approximately $306.6 million during 2011, reflecting decreases in total deposits of $273.9 million and long-term borrowings of $36.1 million due to repayment of three maturing FHLB advances. Total deposits decreased primarily as a result of the repayment of $161.0 million in brokered deposits and the maturity of $54.9 million in CDARS® deposits. Shareholders’ equity increased $1.1 million from December 31, 2010 to December 31, 2011 as a result of net income earned during the year.

Comparing December 31, 2011 to December 31, 2010, outstanding loans decreased by $38.6 million (3.8%), net of the sale of $32.5 million of the indirect auto portfolio. Commercial real estate loans decreased $12.4 million as a result of the payoff of several large loans, charge-offs of loan balances and ongoing scheduled principal payments. Commercial and industrial (“C&I”) loans increased $8.7 million and residential mortgages declined $9.5 million. Acquisition and development (“A&D”) loans decreased $14.0 million due to principal repayments and charge offs. The decrease in the residential mortgage portfolio was attributable to regularly scheduled principal payments on existing loans and management’s decision to use secondary market outlets such as Fannie Mae for the majority of new, longer-term, fixed-rate residential loan originations. The consumer loan portfolio declined $43.9 million due primarily to the sale of $32.5 million of retail installment contracts in our indirect auto loan portfolio and $11.4 million of repayment activity in the indirect auto portfolio which exceeded new production due to special financing offered by the automotive manufacturers, credit unions and certain large regional banks. At December 31, 2011, approximately 64% of the commercial loan portfolio was collateralized by real estate, compared to approximately 71% at December 31, 2010.

Total deposits decreased $273.9 million for the year ended December 31, 2011 when compared to deposits at December 31, 2010. Non-interest bearing deposits increased $28.7 million. Traditional savings accounts increased $9.0 million due to continued growth in our Prime Saver product. Total money market accounts decreased $53.4 million due to the repayment of $55.5 million in brokered accounts. Time deposits less than $100,000 declined $62.3 million and time deposits greater than $100,000 decreased $196.9 million. The decrease in time deposits greater than $100,000 was primarily due to the repayment of $105.5 million in brokered certificates of deposit and $54.9 million of maturities in our CDARS® product. Although brokered deposits are at very low rates in the current environment, management made the decision to right-size the balance sheet by using cash to repay brokered deposits and to allow certificates of deposit for non-relationship customers to run off. Also during 2011, our internal treasury team developed a strategy to increase our net interest margin by changing the mix of our deposit base and focusing on customers with full banking relationships.

Comparing December 31, 2011 to December 31, 2010, shareholders’ equity increased from $95.6 million to $96.7 million. The $1.1 million increase was attributable to the net income recorded in 2011 along with a reduction in accumulated other comprehensive loss. The book value of the Corporation’s common stock increased from $10.68 per share at December 31, 2010 to $10.80 per share at December 31, 2011.

At December 31, 2011, there were approximately 6,182,757 outstanding shares of First United Corporation common stock, an outstanding warrant to purchase 326,323 shares of the Corporation’s common stock that was exercisable in full, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Asset Quality

The ratio of non-performing and 90 days past-due loans to total loans at December 31, 2011 was 4.26%, compared to 3.73% at December 31, 2010. The ratio of non-performing and 90 days past-due loans to total assets at December 31, 2011 was 2.87%, compared to 2.22% at December 31, 2010. Performing loans considered to be impaired (including performing troubled debt restructurings, or TDRs), as defined and identified by management, amounted to $23.6 million at December 31, 2011 and $27.7 million at December 31, 2010. Loans are identified as impaired when, based on current information and events, management determines that we will be unable to collect all amounts due according to contractual terms. These loans consist primarily of A&D loans and CRE loans. The fair values are generally determined based upon independent third party appraisals of the collateral or discounted cash flows based upon the expected proceeds. Specific allocations have been made where management believes there is insufficient collateral to repay the loan balance if liquidated and there is no secondary source of repayment available.

Non-accrual loans totaled $38.2 million as of December 31, 2011, compared to $34.9 million as of December 31, 2010. Non-accrual loans that have been subject to a partial charge-off totaled $9.7 million as of December 31, 2011, compared to $2.9 million as of December 31, 2010.

The allowance for loan losses (the “ALL”) decreased to $19.5 million at December 31, 2011, compared to $22.1 million at December 31, 2010. The provision for loan losses for the year ended December 31, 2011 decreased to $9.2 million from $15.7 million for the year ended December 31, 2010. Net charge-offs declined to $11.8 million at December 31, 2011 from $13.7 million at December 31, 2010. Included in the net charge-offs for the year ended December 31, 2011 were partial charge-offs of $5.1 million for two large CRE loans and $1.5 million for one other A&D loan. The decrease in the provision for loan losses from 2010 to 2011 resulted from management’s analysis of the adequacy of the loan loss reserve, declining loan balances, charge-offs and improving economic conditions as noted by the Federal Reserve. The sale of $32.5 million of the indirect auto portfolio, which released $.6 million in provision expense, was a contributing factor to the lower provision expense. The ratio of the ALL to loans outstanding as of December 31, 2011 was 2.08%, compared to 2.19% as of December 31, 2010. The decrease was due to a focused effort by management to recognize potential problem loans, charge-off potentially uncollectible balances, and record specific allocations and adjust qualitative factors to reflect the current quality of the loan portfolio.

Net Interest Income (Tax-Equivalent Basis)

Net interest income on an FTE basis decreased $3.7 million during the year ended December 31, 2011 over the same period in 2010 due to an $11.7 million (16.1%) decrease in interest income, which was partially offset by an $8.0 million (27.3%) decrease in interest expense. The decrease in net interest income resulted primarily from a lower level of loans and the lower interest rate environment in 2011 when compared to 2010. Average interest-earning assets decreased by $264.7 million during 2011. The average yield on our average earning assets increased slightly to 4.54% at December 31, 2011 from 4.52% at December 31, 2010. This increase was due primarily to our strategy to deploy excess liquidity, invested at lower rates, and to repay brokered and wholesale funding at their stated maturities rather than renew. Interest expense decreased during 2011 when compared to 2010 due to an overall reduction in interest rates paid on time deposits, driven by our decision to provide special rates only to full relationship customers, as well as lower balances and the shorter duration of the portfolio. The overall decrease of $299.2 million in average interest-bearing liabilities in 2011 when compared to 2010 decreased the average rate paid from 1.89% at December 31, 2010 to 1.71% at December 31, 2011.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of losses, decreased $.2 million during the year ended December 31, 2011 when compared to fiscal year 2010. Service charge income decreased $.7 million due primarily to a reduction in non-sufficient funds fees resulting from newly enacted regulation of overdraft fees. Debit card income increased $.5 million during 2011 when compared to 2010 due to increased consumer spending and higher customer awareness of our rewards program. Trust department income increased $.3 million during 2011 when compared to 2010 due to a slight increase in assets under management and the fees received on those accounts and increased fees collected on estate administration. Assets under management were approximately $595 million at December 31, 2011, a 1% increase over December 31, 2010.

Net gains of $.6 million were reported through other income during 2011, compared to net losses of $14.4 million during 2010. There were $19,000 in losses during 2011 that were attributable to non-cash OTTI charges on the investment portfolio, down from the $8.4 million during fiscal year 2010. The reduced OTTI charges resulted from the improvement in the financial industry, the debt securities of which make up the primary collateral for the securities in our collateralized debt obligation portfolio. Net gains of $.9 million from sales of investments, the $1.4 million gain from the sale of our indirect auto loan portfolio and $.3 million of gains on sales of other real estate owned were offset by $2.0 million in write-downs of other real estate owned.

Other operating expenses decreased $3.2 million (7%) for the year ended December 31, 2011 when compared to the year ended December 31, 2010. The decrease was primarily due to a $1.1 million decline in salaries and benefits, resulting primarily from a reduction of full-time equivalent employees through attrition and reduced pension expense, and a $1.7 million decline in FDIC premiums attributable to the repayment of brokered deposits.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), and three statutory trusts that were used as financing vehicles. The Corporation also owns all of the equity interests in First United Insurance Group, LLC, a full service insurance provider organized under Maryland law, which sold substantially all of its assets to a third party effective January 1, 2012 and is now an inactive subsidiary. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company (collectively, the “OakFirst Loan Centers”), and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank owns a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

(Dollars in thousands, except per share data)

	Three Months Ended					Twelve Months Ended
	unaudited					unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	31-Dec
	2011	2010	2011	2011	2011	2011	2010
EARNINGS SUMMARY
Interest income	$14,323	$15,700	$14,483	$15,121	$15,569	$59,496	$70,747
Interest expense	$4,417	$6,848	$5,058	$5,573	$6,158	$21,206	$29,164
Net interest income	$9,906	$8,852	$9,425	$9,548	$9,411	$38,290	$41,583
Provision for loan losses	$3,218	$5,073	$1,334	$3,261	$1,344	$9,157	$15,726
Other Operating Income	$3,858	$3,749	$3,618	$3,818	$3,821	$15,115	$15,356
Net Securities Impairment Losses	$-	$(89)	$-	$-	$(19)	$(19)	$(8,364)
Net Gains/(Losses) - other	$745	$(2,693)	$(793)	$567	$101	$620	$(6,014)
Other Operating Expense	$10,704	$11,021	$10,151	$10,090	$10,913	$41,858	$45,049
Income/(Loss) before taxes	$587	$(6,276)	$765	$582	$1,057	$2,991	$(18,214)
Income tax (benefit)/expense	$(263)	$(1,784)	$79	$(551)	$100	$(635)	$(8,017)
Net income/ (loss)	$850	$(4,492)	$686	$1,133	$957	$3,626	$(10,197)
Accumulated preferred stock dividends and discount accretion	$(411)	$(390)	$(404)	$(400)	$(394)	$(1,609)	$(1,559)
Net income available/loss attributable to common shareholders	$439	$(4,882)	$282	$733	$563	$2,017	$(11,756)
Cash dividends paid	$-	$64	$-	$-	$-	$-	$800

	Three Months Ended
	unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar
	2011	2010	2011	2011	2011
PER COMMON SHARE
Basic/ Diluted Net Income/(loss) Per Common Share	$0.07	$(0.79)	$0.05	$0.12	$0.09

Book value	$10.80	$10.68	$11.08	$11.04	$10.89
Closing market value	$3.16	$3.43	$3.66	$4.97	$3.09
Market Range:
High	$4.23	$4.98	$5.29	$5.77	$4.50
Low	$3.04	$3.23	$3.38	$2.98	$2.90
Common shares outstanding at period end	6,182,757	6,166,037	6,182,757	6,182,757	6,166,037

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.24%	-0.58%	0.25%	0.28%	0.25%
Return on average shareholders' equity	3.71%	-10.10%	3.80%	4.34%	4.03%
Net interest margin	2.96%	2.71%	2.89%	2.85%	2.73%
Efficiency ratio	77.85%	101.06%	77.85%	75.79%	79.30%

PERIOD END BALANCES	31-Dec	31-Dec
	2011	2010

Assets	$1,390,865	$1,696,445
Earning assets	$1,188,021	$1,344,234
Gross loans	$938,694	$1,009,753
Commercial Real Estate	$336,234	$348,584
Acquisition and Development	$142,871	$156,892
Commercial and Industrial	$78,697	$69,992
Residential Mortgage	$347,220	$356,742
Consumer	$33,672	$77,543
Investment securities	$245,023	$229,687
Total deposits	$1,027,784	$1,301,646
Noninterest bearing	$149,888	$121,142
Interest bearing	$877,896	$1,180,504
Shareholders' equity	$96,656	$95,640

CAPITAL RATIOS	31-Dec	31-Dec
	2011	2010
Period end capital to risk-weighted assets:
Tier 1	11.30%	9.74%
Total	13.05%	11.57%

ASSET QUALITY
Net charge-offs for the quarter	$3,873	$7,223
Nonperforming assets: (Period End)
Nonaccrual loans	$38,188	$34,905
Restructured loans	$18,042	$15,099
Loans 90 days past due and accruing	$1,779	$2,792
Other real estate owned	$16,676	$18,072
Total nonperforming assets and past due loans	$39,967	$37,697
Allowance for credit losses to gross loans, at period end	2.08%	2.19%
Nonperforming and 90 day past-due loans to total loans, at period end	4.26%	3.73%
Nonperforming loans and 90 day past-due loans to total assets, at period end	2.87%	2.22%